May 15, 2007

Mr. John Sanders
Chief Financial Officer Westaff, Inc.
Walnut Creek, California

Dear Mr. Sanders:

This is to confirm that the client-auditor relationship between Westaff, Inc. (Commission File No. 000-24990) and Deloitte & Touche LLP has ceased.

Yours truly,

cc:            PCAOB Letter File
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Fax (202) 772-9251 and 9252 (PCAOB Letter File and 7th Floor)

Mr. Michael Willis, Chief Executive Officer
Mr. Ron Stevens, Chairman of the Audit Committee